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                                                                    EXHIBIT 99.1



News
Release

FOR IMMEDIATE RELEASE
October 9, 1998

Contact:  Lisa Prine
          (713) 209-8632

COOPER INDUSTRIES COMPLETES SALE OF AUTOMOTIVE BUSINESS,
$500 MILLION SHARE BUYBACK

HOUSTON, TX, Oct. 9 -- Cooper Industries, Inc. (NYSE:CBE) today announced the completion of the sale of its automotive products business to Federal-Mogul Corporation (NYSE:FMO) for $1.9 billion. In 1997, Cooper's automotive business had revenues of almost $1.9 billion and operating income of approximately $190 million before nonrecurring items.

         Cooper also announced it has recently completed a $500 million stock repurchase program, authorized in August, in anticipation of the sale of its automotive business. During 1998, Cooper has reduced its shares outstanding by 11% to approximately 107 million at the end of the third quarter.

         "The balance of the $1.9 billion in proceeds received from the sale of our automotive business will provide ample resources to help us achieve immediate and long-term improvements in shareholder value," said H. John Riley, Jr., Cooper's Chairman, President and Chief Executive Officer.

         "We plan to use the proceeds to reduce debt and continue to make value-adding complementary acquisitions. Additionally, a new stock buyback program will likely be initiated before year-end to use the proceeds not designated for debt repayment or future acquisitions. These actions reflect both our confidence in the company's growth potential and our commitment to enhancing shareholder value," Riley said.

         Cooper Industries, a manufacturer of electrical products, tools and hardware, is headquartered in Houston, Texas, and had 1997 revenues of $5.3 billion. Additional information about Cooper is available on the company's World Wide Web site: www.cooperindustries.com.
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         Statements in this news release are forward-looking under the Private
Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the company, such as the level of market demand for the company's products, competitive pressures and future economic conditions. These factors are discussed in the company's 1997 Annual Report on Form 10-K and other Securities and Exchange Commission filings.

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